Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports Third Quarter 2024 Results
Third Quarter 2024 Highlights - comparisons to the prior year quarter
•Net earnings per diluted share increased 10% to $4.26
◦$3.90, excluding mark-to-market gains on technology investments and one-time items in the Company's Multifamily segment
•Net earnings increased 5% to $1.2 billion
•New orders increased 5% to 20,587 homes
•Backlog of 16,944 homes with a dollar value of $7.7 billion
•Deliveries increased 16% to 21,516 homes
•Total revenues of $9.4 billion
•Homebuilding operating earnings of $1.5 billion
◦Gross margin on home sales of 22.5%
◦S,G&A expenses as a % of revenues from home sales of 6.7%
◦Net margin on home sales of 15.8%
•Financial Services operating earnings of $144 million
•Multifamily operating earnings of $79 million
•Lennar Other operating earnings of $20 million
•Homebuilding cash and cash equivalents of $4.0 billion
•Years supply of owned homesites of 1.1 years and controlled homesites of 81%
•No outstanding borrowings under the Company's $2.2 billion revolving credit facility
•Homebuilding debt to total capital of 7.6%
•Repurchased 3.4 million shares of Lennar common stock for $519 million
(more)

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Miami, September 19, 2024 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its third quarter ended August 31, 2024. Third quarter net earnings attributable to Lennar in 2024 were $1.2 billion, or $4.26 per diluted share, compared to third quarter net earnings attributable to Lennar in 2023 of $1.1 billion, or $3.87 per diluted share. Excluding mark-to-market gains of $39 million on technology investments and one-time items of $89 million in the Company's Multifamily segment, third quarter net earnings attributable to Lennar in 2024 were $1.1 billion, or $3.90 per diluted share. Excluding mark-to-market losses of $16 million on technology investments, third quarter net earnings attributable to Lennar in 2023 were $1.1 billion or $3.91 per diluted share.
Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, “We are pleased to report another solid quarter backed by an economic environment that remains very constructive for homebuilders. Employment was strong, housing supply remained chronically short due to production deficits of over a decade, and demand was solid driven by strong household formation. Although affordability continued to be tested during the quarter, purchasers remained responsive to increased sales incentives, resulting in a 16% increase in our deliveries and a 5% increase in our new orders year over year.”
“This week, the Fed decreased interest rates which should start to enhance affordability and accelerate the already strong demand for both new and existing homes. While strong demand, enabled by incentives and mortgage rate buydowns, has driven the new home market over the past two years, we fully expect an even stronger, and more broad-based demand cycle, as rates move lower. Lower rates and controlled inflation will likely boost confidence.”
“Against this backdrop, earnings were $1.2 billion, or $4.26 per diluted share. We delivered 21,516 homes in our third quarter and our new orders were 20,587. Our average sales price, net of incentives, per home delivered was $422,000 in the third quarter, slightly down from last year, and our homebuilding gross margin in the third quarter was 22.5%, mildly lower than expectations, and offset by SG&A expenses of 6.7%, which were better than expectations, resulting in a 15.8% net margin.”
“Driven by this quarter's strong operating performance, we constructively allocated capital while we continued to strengthen and fortify our balance sheet. During the quarter, we repurchased $519 million of our common stock, had no outstanding borrowings on our $2.2 billion revolver and cash of $4.0 billion, ending the quarter with homebuilding debt to total capital of 7.6%. With cash on hand exceeding our debt, and with overall liquidity of $6.2 billion, our balance sheet remains extremely strong. Against that backdrop, we remain focused on our 'land strategies' initiatives in order to intensify our land light focus and assure consistency of execution now and in the future as we embrace an ever-more focused manufacturing model for Lennar.”
Jon Jaffe, Co-Chief Executive Officer and President of Lennar, said, “Operationally, our starts pace and sales pace were 5.4 homes and 5.5 homes per community in the third quarter, respectively, as we continue to move closer to an even flow operating model. Our cycle time was down to 140 days, or 23% lower year over year, as our production first focus has positively impacted our production times, while our inventory turn improved to 1.6 times reflecting broader efficiencies. Concurrently, the Lennar Machine continued to carefully match our sales pace to our production pace using our digital marketing and dynamic pricing models.”

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“During the quarter, we continued the migration to our land light strategy. This was evidenced by our years supply of owned homesites improving to 1.1 years from 1.5 years last year and our controlled homesite percentage increasing to 81% from 73% year over year. These results drove our return on inventory to 31.3%, a year-over-year improvement of 320 basis points.”
Mr. Miller concluded, “We continue to remain enthusiastic about our current execution and our future. We have remained focused on our operating strategies, while at the same time being observant of current economic and market trends. As we look ahead to our fourth quarter, we expect to deliver between 22,500 and 23,000 homes with a gross margin flat with our third quarter. We will continue to fortify our balance sheet with significant liquidity and operate from a position of strength, thus enabling us to continue to execute on our core strategies to drive strong cash flow and higher returns.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2024 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2023
Homebuilding
Revenues from home sales increased 9% in the third quarter of 2024 to $9.0 billion from $8.3 billion in the third quarter of 2023. Revenues were higher primarily due to a 16% increase in the number of home deliveries, partially offset by a 6% decrease in the average sales price of homes delivered. New home deliveries increased to 21,516 homes in the third quarter of 2024 from 18,559 homes in the third quarter of 2023. The average sales price of homes delivered was $422,000 in the third quarter of 2024, compared to $448,000 in the third quarter of 2023. The decrease in average sales price of homes delivered in the third quarter of 2024 compared to the same period last year was primarily due to pricing to market through an increased use of incentives and product mix.
Gross margins on home sales were $2.0 billion, or 22.5%, in the third quarter of 2024, compared to $2.0 billion, or 24.4%, in the third quarter of 2023. During the third quarter of 2024, gross margins decreased primarily because revenues per square foot decreased while land costs increased year over year, which was partially offset by a decrease in costs per square foot due to lower material costs as the Company continued to focus on construction cost savings.
Selling, general and administrative expenses were $601 million in the third quarter of 2024, compared to $583 million in the third quarter of 2023. As a percentage of revenues from home sales, selling, general and administrative expenses decreased to 6.7% in the third quarter of 2024, from 7.0% in the third quarter of 2023, primarily due to a decrease in broker commissions and benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $144 million in the third quarter of 2024, compared to $148 million in the third quarter of 2023. The decrease in operating earnings was primarily due to lower lock volume and margin in the mortgage business, partially offset by higher volume in the title business as a result of increased deliveries year over year.

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Ancillary Businesses
Operating earnings for the Multifamily segment were $79 million in the third quarter of 2024, compared to an operating loss of $9 million in the third quarter of 2023. The increase in operating earnings was due to a $179 million one-time net gain from the sale of assets in the Company's LMV Fund I, partially offset by a one-time $90 million write-down of non-core assets as the Company focuses on immediately monetizing these assets. Operating earnings for the Lennar Other segment were $20 million in the third quarter of 2024, compared to an operating loss of $26 million in the third quarter of 2023. The Lennar Other operating earnings for the third quarter of 2024 were due to mark-to-market gains on the Company's publicly traded technology investments.
Tax Rate
In the third quarter of 2024 and 2023, the Company had tax provisions of $348 million and $358 million, respectively, which resulted in an overall effective income tax rate of 23.0% and 24.4%, respectively. For both periods, the Company's effective income tax rate included state income tax expense and non-deductible executive compensation, partially offset by energy efficient home and solar tax credits.
Share Repurchases
In the third quarter of 2024, the Company repurchased 3.4 million shares of its common stock for $519 million at an average share price of $154.77.
Liquidity
At August 31, 2024, the Company had $4.0 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.2 billion revolving credit facility, thereby providing approximately $6.2 billion of available capacity.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the fourth quarter of 2024:

New Orders	19,000 - 19,300
Deliveries	22,500 - 23,000
Average Sales Price	About $425,000
Gross Margin % on Home Sales	Flat with Q3
S,G&A as a % of Home Sales	6.7% - 6.8%
Financial Services Operating Earnings	$140 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate, as well as our expected results and guidance. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities or own a substantial number of single-family homes for rent; decreased demand for our homes, either for sale or for rent, or Multifamily rental apartments; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings on the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land light strategy, and our planned spin-off; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; possible unfavorable results in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed on January 26, 2024, as amended by our Annual Report on Form 10-K/A filed on April 25, 2024 and Quarterly Reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Friday, September 20, 2024. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3829 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2024	2023	2024	2023
Revenues:
Homebuilding	$9,045,692	8,318,615	24,357,742	22,144,937
Financial Services	273,270	266,206	804,713	672,166
Multifamily	93,443	137,394	322,620	432,661
Lennar Other	3,637	7,388	9,489	15,419
Total revenues	$9,416,042	8,729,603	25,494,564	23,265,183

Homebuilding operating earnings	$1,477,918	1,493,820	3,846,869	3,615,068
Financial Services operating earnings	144,400	148,995	422,708	340,331
Multifamily operating earnings (loss)	78,908	(8,733)	42,795	(38,496)
Lennar Other operating earnings (loss)	20,095	(26,218)	(48,417)	(84,374)
Corporate general and administrative expenses	(164,672)	(114,144)	(478,975)	(365,002)
Charitable foundation contribution	(21,516)	(18,559)	(58,004)	(49,292)
Earnings before income taxes	1,535,133	1,475,161	3,726,976	3,418,235
Provision for income taxes	(347,859)	(358,209)	(859,195)	(824,233)
Net earnings (including net earnings attributable to noncontrolling interests)	1,187,274	1,116,952	2,867,781	2,594,002
Less: Net earnings attributable to noncontrolling interests	24,600	7,956	31,462	16,778
Net earnings attributable to Lennar	$1,162,674	1,108,996	2,836,319	2,577,224

Basic and diluted average shares outstanding	270,164	282,854	273,604	284,612

Basic and diluted earnings per share	$4.26	3.87	10.26	8.94

Supplemental information:
Interest incurred (1)	$29,781	46,924	100,056	146,206

EBIT (2):
Net earnings attributable to Lennar	$1,162,674	1,108,996	2,836,319	2,577,224
Provision for income taxes	347,859	358,209	859,195	824,233
Interest expense included in:
Costs of homes sold	39,021	60,415	121,335	171,012
Costs of land sold	59	386	345	1,433
Homebuilding other income (expense), net	4,704	3,576	14,298	10,908
Total interest expense	43,784	64,377	135,978	183,353
EBIT	$1,554,317	1,531,582	3,831,492	3,584,810
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2024	2023	2024	2023
Homebuilding revenues:
Sales of homes	$9,017,627	8,285,873	24,277,158	22,016,279
Sales of land	19,466	20,430	53,816	46,462
Other homebuilding	8,599	12,312	26,768	82,196
Total homebuilding revenues	9,045,692	8,318,615	24,357,742	22,144,937

Homebuilding costs and expenses:
Costs of homes sold	6,989,603	6,261,578	18,855,087	16,980,746
Costs of land sold	22,720	18,720	43,640	52,729
Selling, general and administrative	600,719	582,765	1,798,306	1,543,259
Total homebuilding costs and expenses	7,613,042	6,863,063	20,697,033	18,576,734
Homebuilding net margins	1,432,650	1,455,552	3,660,709	3,568,203
Homebuilding equity in earnings (loss) from unconsolidated entities	25,220	(4,016)	54,038	(13,109)
Homebuilding other income, net	20,048	42,284	132,122	59,974
Homebuilding operating earnings	$1,477,918	1,493,820	3,846,869	3,615,068

Financial Services revenues	$273,270	266,206	804,713	672,166
Financial Services costs and expenses	128,870	117,211	382,005	331,835
Financial Services operating earnings	$144,400	148,995	422,708	340,331

Multifamily revenues	$93,443	137,394	322,620	432,661
Multifamily costs and expenses	184,708	139,759	419,580	443,069
Multifamily equity in earnings (loss) from unconsolidated entities and other income (expense), net	170,173	(6,368)	139,755	(28,088)
Multifamily operating earnings (loss)	$78,908	(8,733)	42,795	(38,496)

Lennar Other revenues	$3,637	7,388	9,489	15,419
Lennar Other costs and expenses	17,176	6,155	53,105	19,426
Lennar Other equity in earnings (loss) from unconsolidated entities and other	(5,489)	(11,738)	(17,273)	(66,197)
Lennar Other unrealized gains (losses) from technology investments (1)	39,123	(15,713)	12,472	(14,170)
Lennar Other operating earnings (loss)	$20,095	(26,218)	(48,417)	(84,374)
(1)The following is a detail of Lennar Other unrealized gains (losses) from mark-to-market adjustments on technology investments:

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2024	2023	2024	2023
Blend Labs (BLND)	$2,270	386	5,921	(360)
Hippo (HIPO)	6,609	(17,166)	33,795	(14,933)
Opendoor (OPEN)	(564)	23,638	(16,156)	38,459
SmartRent (SMRT)	(5,634)	(1,707)	(12,206)	8,219
Sonder (SOND)	71	(91)	82	(549)
Sunnova (NOVA)	36,371	(20,773)	1,036	(45,006)
	$39,123	(15,713)	12,472	(14,170)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey and Pennsylvania
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, South Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	Three Months Ended August 31,
	2024	2023	2024	2023	2024	2023
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,479	5,072	$2,171,425	2,211,629	$396,000	436,000
Central	5,301	4,340	2,138,813	1,816,970	403,000	419,000
Texas	5,067	4,102	1,283,781	1,174,859	253,000	286,000
West	5,663	5,036	3,470,255	3,108,783	613,000	617,000
Other	6	9	3,225	6,258	538,000	695,000
Total	21,516	18,559	$9,067,499	8,318,499	$422,000	448,000
Of the total homes delivered listed above, 124 homes with a dollar value of $50 million and an average sales price of $402,000 represent home deliveries from unconsolidated entities for the three months ended August 31, 2024, compared to 66 home deliveries with a dollar value of $33 million and an average sales price of $494,000 for the three months ended August 31, 2023.

	At August 31,		Three Months Ended August 31,
	2024	2023	2024	2023	2024	2023	2024	2023
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	315	327	4,888	5,132	$1,966,782	2,158,921	$402,000	421,000
Central	343	312	5,158	4,650	2,030,572	1,909,196	394,000	411,000
Texas	245	235	5,217	4,730	1,307,688	1,302,268	251,000	275,000
West	378	375	5,317	5,140	3,254,573	3,261,380	612,000	635,000
Other	2	4	7	14	2,444	7,877	349,000	563,000
Total	1,283	1,253	20,587	19,666	$8,562,059	8,639,642	$416,000	439,000
Of the total homes listed above, 114 homes with a dollar value of $69 million and an average sales price of $606,000 represent homes in 10 active communities from unconsolidated entities for the three months ended August 31, 2024, compared to 82 homes with a dollar value of $42 million and an average sales price of $512,000 in seven active communities for the three months ended August 31, 2023.

	For the Nine Months Ended August 31,
	2024	2023	2024	2023	2024	2023
Deliveries:	Homes		Dollar Value		Average Sales Price
East	15,732	13,820	$6,344,164	6,069,961	$403,000	439,000
Central	13,049	10,779	5,240,508	4,621,552	402,000	429,000
Texas	13,999	11,431	3,548,464	3,329,349	253,000	291,000
West	15,193	13,243	9,255,650	8,075,810	609,000	610,000
Other	31	19	16,385	14,824	529,000	780,000
Total	58,004	49,292	$24,405,171	22,111,496	$421,000	448,000
Of the total homes delivered listed above, 271 homes with a dollar value of $128 million and an average sales price of $472,000 represent home deliveries from unconsolidated entities for the nine months ended August 31, 2024, compared to 201 home deliveries with a dollar value of $95 million and an average sales price of $474,000 for the nine months ended August 31, 2023.

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	For the Nine Months Ended August 31,
	2024	2023	2024	2023	2024	2023
New Orders:	Homes		Dollar Value		Average Sales Price
East	14,414	13,995	$5,898,262	5,999,802	$409,000	429,000
Central	14,764	11,471	5,893,358	4,786,293	399,000	417,000
Texas	14,861	11,604	3,760,078	3,261,481	253,000	281,000
West	15,979	14,650	9,929,956	9,159,865	621,000	625,000
Other	38	25	17,663	17,106	465,000	684,000
Total	60,056	51,745	$25,499,317	23,224,547	$425,000	449,000
Of the total new orders listed above, 234 homes with a dollar value of $134 million and an average sales price of $574,000 represent new orders from unconsolidated entities for the nine months ended August 31, 2024, compared to 252 new orders with a dollar value of $117 million and an average sales price of $465,000 for the nine months ended August 31, 2023.

	At August 31,
	2024	2023	2024	2023	2024	2023
Backlog:	Homes		Dollar Value		Average Sales Price
East	5,262	8,336	$2,268,969	3,512,548	$431,000	421,000
Central	4,878	5,261	2,028,466	2,257,788	416,000	429,000
Texas	2,757	2,870	694,104	769,216	252,000	268,000
West	4,037	4,847	2,753,198	3,310,533	682,000	683,000
Other	10	7	2,805	3,446	280,000	492,000
Total	16,944	21,321	$7,747,542	9,853,531	$457,000	462,000
Of the total homes in backlog listed above, 110 homes with a backlog dollar value of $81 million and an average sales price of $734,000 represent the backlog from unconsolidated entities at August 31, 2024, compared to 217 homes with a backlog dollar value of $100 million and an average sales price of $460,000 at August 31, 2023.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	August 31, 2024	November 30, 2023
ASSETS
Homebuilding:
Cash and cash equivalents	$4,037,405	6,273,724
Restricted cash	12,600	13,481
Receivables, net	995,417	887,992
Inventories:
Finished homes and construction in progress	11,373,606	10,455,666
Land and land under development	4,872,341	4,904,541
Inventory owned	16,245,947	15,360,207
Consolidated inventory not owned	3,842,592	2,992,528
Inventory owned and consolidated inventory not owned	20,088,539	18,352,735
Deposits and pre-acquisition costs on real estate	2,980,035	2,002,154
Investments in unconsolidated entities	1,309,622	1,143,909
Goodwill	3,442,359	3,442,359
Other assets	1,616,314	1,512,038
	34,482,291	33,628,392
Financial Services	3,093,873	3,566,546
Multifamily	1,310,555	1,381,513
Lennar Other	854,263	657,852
Total assets	$39,740,982	39,234,303

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,788,117	1,631,401
Liabilities related to consolidated inventory not owned	3,343,871	2,540,894
Senior notes and other debts payable, net	2,263,256	2,816,482
Other liabilities	2,727,342	2,739,217
	10,122,586	9,727,994
Financial Services	1,759,821	2,447,039
Multifamily	195,327	278,177
Lennar Other	105,540	79,127
Total liabilities	12,183,274	12,532,337

Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	25,998	25,848
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,706,711	5,570,009
Retained earnings	24,791,519	22,369,368
Treasury stock	(3,122,408)	(1,393,100)
Accumulated other comprehensive income	7,040	4,879
Total stockholders’ equity	27,412,520	26,580,664
Noncontrolling interests	145,188	121,302
Total equity	27,557,708	26,701,966
Total liabilities and equity	$39,740,982	39,234,303

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31, 2024	November 30, 2023	August 31, 2023
Homebuilding debt	$2,263,256	2,816,482	3,320,119
Stockholders' equity	27,412,520	26,580,664	25,656,619
Total capital	$29,675,776	29,397,146	28,976,738
Homebuilding debt to total capital	7.6%	9.6%	11.5%

Homebuilding debt	$2,263,256	2,816,482	3,320,119
Less: Homebuilding cash and cash equivalents	4,037,405	6,273,724	3,887,809
Net homebuilding debt	$(1,774,149)	(3,457,242)	(567,690)
Net homebuilding debt to total capital (1)	(6.9)%	(15.0)%	(2.3)%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.